Exhibit 10.1

AMENDMENT NO.2 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO.2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of July 28, 2017 (the “Effective Date”), by and between VASCO Data Security International, Inc. (the “Company”), and Scott Clements (“Executive”). This Amendment further amends the Employment Agreement entered into December 1, 2015 and first amended on November 15, 2016.

WHEREAS, the Company currently employs Executive as the Company’s President and Chief Operating Officer, and the parties mutually agree to change Executive’s position to President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and Executive agree as follows:

A.	The following sections in the Employment Agreement are replaced as set forth below:

“1.2 Position and Duties. On the terms and subject to the conditions set forth in the Employment Agreement, commencing on the Effective Date and thereafter during the Employment Period, Executive shall hold the position of President and Chief Executive Officer and shall report to the Board of Directors. Executive shall perform such duties and responsibilities as are consistent with Executive’s position and as may be reasonably assigned to Executive by the Board of Directors from time to time.

Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company, and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company. Executive shall act in conformity with the Company’s Code of Conduct and Ethics (or similar successor document) as in effect from time to time (the “Code of Conduct”) and the Company’s policies, and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company.

It is contemplated that, in connection with each annual meeting of stockholders (or action by written consent in lieu thereof) of the Company during the Employment Period, the stockholders of the Company will elect Executive to the Board. On or soon after the Effective Date as is practicable, the Company shall create an additional director position on its Board and fill such position with Executive until the next annual meeting.”

“1.4 Location. Executive’s place of business shall be at the Company’s headquarters in Oakbrook Terrace, Illinois. Executive’s principal place of business shall not be relocated outside a 40 mile radius of the Company’s current headquarters in Oakbrook Terrace, Illinois without the written consent of Executive. Executive will travel as reasonably necessary to perform his duties under this Agreement, which may include significant travel, including internationally.”

“2.1 Base Salary. The Company shall pay Executive an annual base salary (“Base Salary”) of $450,000, payable in accordance with payroll practices in effect for senior executive officers of the Company generally. Base Salary shall be subject to review in accordance with the Company’s normal practice for executive salary review from time to time in effect, and may be increased, but will not be reduced without the prior written consent of Executive except for a reduction that is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company.”

“3.2 (i)     Executive materially breaches Executive’s obligations under this Agreement, the Company’s Code of Conduct and Ethics (or any successor thereto) or an established policy of the Company, except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten 10 days from the delivery of written notice by the Company within which to cure any such acts; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten 10 days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect. The Company may place the Executive on paid leave for a reasonable time while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

“3.3 (ii)    a failure to appoint or elect Executive as President and Chief Executive Officer of the Company and as a director of the Company, in accordance with Section 1.2 hereof;”

“3.3 (iii)    any material diminution of Executive’s authority, duties or responsibilities, or assignment of duties inconsistent with the position of President and Chief Executive Officer, or Executive no longer reporting to the Board of Directors of the Company; or”

“3.3 A [Severance Pay] an amount equal to twelve (12) months of Executive’s then current Base Salary, plus an amount equal to his annual target bonus under the Annual Bonus Plan for the current year in which Executive’s employment terminates, or if such target has not been established for such current year, then the most recently established target bonus under the Annual Bonus Plan, each less applicable withholdings, payable in equal installments on each regularly scheduled payroll pay date during the twelve (12) month period that begins on the first day immediately after the Release Effective Date (as defined in Section 3.7), plus any annual bonus earned from a prior year that has not been paid by the termination date; and”

B.	Section 3.7. A new sentence is added to the end of Section 3.7 as follows “The Release shall be substantially in the form of Exhibit A attached hereto.”

C.	References. References in the Employment Agreement to position and title for Executive shall now refer to the new position of President and Chief Executive Officer.

D.	Effect. The remaining provisions of the Employment Agreement not modified as set forth above shall remain in full force and effect. In the event of a conflict between any provisions of the Employment Agreement (and any prior amendments) and this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment.

VASCO DATA SECURITY INTERNATIONAL, INC.

Date: July 26, 2017	By:	/s/ Mark S. Hoyt
	Name:	Mark S. Hoyt
	Title:	Chief Financial Officer

SCOTT CLEMENTS

Date: July 26, 2017	/s/ Scott Clements